Exhibit 10.1

(English Translation)

Joint establishment of Information Technology applied in Education R&D

Institute of Zhuhai Research College of BNU Partnership Agreement

Party A : MenQ Technology Limited
Party B: Zhuhai Campus of Beijing Normal University

Party A and party B bilaterally entered into joint establishment of Information Technology applied in Education Research Institute of Zhuhai Research College of BNU Partnership Agreement (hereinafter referred to as “Partnership Agreement”) under the principle of complementary advantage, mutual benefit and common development. The establishment of Information Technology applied in Education Research Institute of Zhuhai Research College of BNU (hereinafter referred to as “Research Institute”) indicates that both parties would be in full cooperation in production, education and research.

1.	Purpose

Party A and party B shall have all-round cooperation in the field of information technology applied in education under the strategic cooperation partnership. Based on party A’s years of experience in the field of wifi internet communication technology’s R & D and party B’s leadership in education and taking advantage of strong technology force of IT school of Zhuhai campus of BNU, the institute is able to integrate multiple elements such as embedded technology, information technology and education and jointly developed informationized classroom education system.

2.	Nature of Organization

The institute has been established by party A and party B as a subordinated intuition of Zhuhai Research College of BNU and operated according to all rules and regulations of Zhuhai Research College of BNU. Party B’s specific work shall be responsible by Information Technology College of Zhuhai Campus of BNU. The head of institute shall be appointed by Zhuhai Research College of BNU. The research institute would set up several subordinated institutes as necessary and the heads shall be appointed from party A and party B, respectively. The research institutes shall appoint a number of experts as consultants in education to provide suggestions.

3.	The scope of cooperation and division of labor

3.1 Research and develop mini intellectual terminal and system software for education (completed by party A’s R & D department)

3.2 Research and develop terminal built-in education software platform (completed by party B’s R & D department)

3.3 Establish terminal built-in education resources database (completed by party B’s R & D department)

3.4 Research and develop terminal puzzle education software (completed by party B’s R & D department)

3.5 External equipment and others

4.	Objective

Short-term & Medium-term objective:

1)	R & D for Mini Intellectual Terminal : complete the entire process of the design, development, manufacturing and test.
2)

Education platform construction: complete the plan of education platform including establishment of R & D and management team, education platform content plan and select programs urgently needed by education fields.

3)	Education software resources database construction: determination several targets and set standards to complete targets’ model construction for primary, secondary and pre-school education.
4)	R & D for puzzle education software: elaborately plan that organize primary and secondary all-subjects teachers to prepare education-related scripts to complete the templets production.

Two years to education part, the entire R & D process is completed and the products would be installed in some trail schools. Apply and register patents and copyright accordingly to intellectual property rights.

Long-term Objective:

Establish effective distribution networks across China and become the leader of IT industry in the field of education in China.

Both parties are willing to working as long-term strategic partners. In order to collaborate more effectively, Party B is providing technical instruction and determine the schedule in according to specific plans. The development built-in software and small-scale test are conducted in the spot of Party B and the bench scale test and industrialization would be performed in Party B’s spot.

5.	Duration

The duration of such agreement shall be three years. The renew of such agreement shall be discussed by both parties.

6.	Funds

Party A shall provide R & D fee in an amount of no less than RMB 1,000,000 each year to party B. The R & D funds shall mainly used for products R & D, daily expenditure, academic communication and compensation for R & D staff.

In order to develop projects, the funds applied from government and from other channels by party A and party B shall be entirely injected into research institute.

Party A shall allocate RMB 300,000 to research institute within 15 business days as of the date of establishment of research institute as early start-up fee. The rest of funds shall be allocated by quarter of no less than RMB 150,000 each.

7.	Intellectual property

The hardware and system software corresponding intellectual properties shall be owned by party A and the intellectual property rights of education software (parts developed by party B) shall be owned by party B on behalf of Zhuhai Research College of BNU.

8.	Profit

The profit of products distribution after cooperation shall be shared by both parties. The allocation shall be discussed by both parties and the related written agreement shall be entered within four months as of the date of discussion as the supplement agreement of the partnership agreement (or annex).

9.	Confidentiality

9.1 Party A and party B shall be liable to keep any related information and materials of projects confidential.

9.2 Party A and party B shall be liable to keep this cooperation matter and specific content of cooperation agreement confidential. The either party shall not disclosed this partnership and specific content of partnership agreement to any third-party without prior consent of the other party.

9.3 The duration of confidentiality: three years

9.4 Confidential person

All project participants. Both parties shall have a written confirmation regarding actual participants list in the corresponding year and potential participants next year in December of each year.

10.	Responsibility of Violation

In the event of violation of any terms of this agreement by one party, the other party shall delivery of written notice to the party in breach at any time. The party in breach shall give written reply and take remediation actions within fifteen business days upon receipt of written notice. In the event that not receive any reply or remediation actions from the party in breach, the other party shall have right to terminate this agreement and request for indemnification in legal manner.

11.	Disclaimer

The both parties shall not bear any responsibilities of breach of agreement, if both parties or one party would not perform or fully perform any terms of agreement, which is caused by force majeure. However, either party encountered force majeure shall notify the other party within fifteen business days upon occurrence of force majeure and furnish evidence from related departments. Either party shall go on to perform this agreement in a reasonable time after elimination of force majeure. The force majeure refers to severe nature disaster, government actions and third- party service encumbrance.

12.	Dispute Settlement

Both Parties shall attempt to resolve any dispute in good faith between them regarding this Agreement first. If negotiation do not work, such dispute shall be referred to and finally settled by arbitration by Zhuhai local court..

13.	Articles

The pending matters regarding this partnership agreement shall be supplemented or modified by both parties., The supplemented or modified content shall be deemed the same effectiveness as this partnership agreement.

The partnership agreement shall be deemed effective upon execution of both parties. The partnership agreement has four counterparts. Party A and party B shall hold two counterparts, respectively, and each of them shall have the equal effectiveness.

Party A : MenQ Technology Limited

Juridical person or Authorized trustee: Chen Tian Nan

2009/05/20

Party B: Zhuhai Campus of Beijing Normal University

Juridical person or Authorized trustee:

2009/05/20